Exhibit 10.16

Certain identified information has been excluded from this exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed. Such information has been marked with a “[***]”.

UNIVERSITY OF DELAWARE

IP ACQUISITION AGREEMENT

This IP Acquisition Agreement (this “Agreement”) is between University of Delaware, a Delaware state-chartered, not-for-profit corporation (the “University”), and Nuvve Corporation, a Delaware corporation (“Company”). This Agreement is effective as of November 2, 2017 (the “Effective Date”).

BACKGROUND

The University owns certain intellectual property developed by Dr. Willett Kempton of the University’s College of Earth, Ocean, and Environment relating to vehicle to grid technologies, including related software. The University also owns certain letters patent and software, all relating to the intellectual property. The University previously licensed the intellectual property rights being assigned under this Agreement to Company pursuant to: (i) that certain First Amended and Restated License Agreement, dated October 19, 2016, respecting the Aggregator technology (the “2016 License”); (ii) that certain License Agreement, dated November 1, 2015, respecting the VSL technology (the “2015 License”); and (iii) that certain License Agreement, dated October 31, 2014, respecting the EVSE technology (the “2014 License,” and together with the 2016 License and the 2015 License, collectively, the “Prior Licenses”).

Company is finalizing negotiations with certain potential investors (“Potential Investors”) to sell shares of Series A Preferred Stock of Company (“Preferred Stock”) to the Potential Investors, such shares to equal up to or exceeding 40% of the fully diluted equity in Company (the “Potential Investment”). The Potential Investors have required that the intellectual property licensed to Company pursuant to the Prior Licenses be assigned to Company as a condition precedent to the Potential Investment. The transactions contemplated by this Agreement and the consummation of the Potential Investment will close concurrently.

In connection with the assignment of intellectual property proposed under this Agreement, the University is required by the U.S. Bayh Dole Act, 35 U.S.C. Chapter 18, to obtain the consent of the United States Department of Energy (the “DOE”). Accordingly, the University sent to the DOE a letter, dated May 5, 2017, a copy of which is attached hereto as Exhibit A (the “DOE Request Letter”), requesting that the DOE consent to the assignment of the intellectual property proposed by this Agreement. In accordance with the DOE Request Letter, Company and the University memorialized the obligations of Company in connection with the DOE Request Letter pursuant to that certain letter, dated May 12, 2017, a copy of which is attached hereto as Exhibit A (the “DOE Request Acknowledgment Letter”). Pursuant to that certain letter from the DOE, dated June 28, 2017, a copy of which is attached hereto as Exhibit A (the “DOE Consent Letter”; and together with the DOE Request Letter and the DOE Request Acknowledgment Letter, the “DOE Correspondence”), the DOE has granted its consent to the assignment of the intellectual property proposed in connection with this Agreement, subject to the terms of the DOE Correspondence.

The University has determined that the exploitation of the intellectual property by Company is in the best interest of the University and is consistent with its educational and research missions and goals. The parties now desire to supersede the Prior Licenses by the terms of this Agreement.

In consideration of the mutual obligations contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

1. Assignment

1.1 Assignment of Patent Rights and Copyright. Subject to Section 6.3 and the Grant-back Licenses, the University hereby assigns to Company all right, title and interest in and to the Assigned IP (as defined in Section 1.2) (the “Assignment”), including, without limitation, the right to enforce the Assigned IP and to recover damages (including past damages) for any infringement of the Assigned IP. The University agrees, at Company’s cost and expense, to execute such further documentation as may be reasonably requested by Company to permit Company to record its title in the Assigned IP, including, without limitation, recording the Assignment in favor of Company with the United States Patent and Trademark Office and other foreign patent offices, as applicable, in forms mutually acceptable to the University and Company.

1.2 Related Definitions.

(a) “Affiliate” means a legal entity that is controlling, controlled by or under common control with Company. For purposes of this Section 1.2(a), the word “control” means (i) the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a legal entity, (ii) the right to receive fifty percent (50%) or more of the profits or earnings of a legal entity, or (iii) the right to determine the policy decisions of a legal entity.

(b) “Assigned IP” means the Patent Rights and the Copyrights.

(c) “Copyrights” means the software and any documentation and other copyrightable subject matter, together with any copyrights therefor, including any copyright registrations, related to the Patent Rights that are listed in Exhibit B.

(d) “Grant-Back Licenses” means the licenses granted by Company to the University pursuant to Section 1.3.

(e) “Patent Rights” means all patent rights represented by or issuing from: (i) the United States patents and patent applications listed in Exhibit B; (ii) any extension, continuation, continuation in part, re-examination, divisional and re-issue applications of (i); and (iii) any foreign counterparts and extensions of (i) or (ii).

(f) “Products and Services” means products that are made, made for, used, imported, offered for sale or sold by Company or its Affiliates or licensees or services provided by Company or its Affiliates or licensees and that in each case (i) in the absence of a license, would infringe at least one valid and effective claim of the Patent Rights, (ii) use a process or machine covered by a valid and effective claim of Patent Rights, or (iii) use, at least in part, the Copyrights.

(g) “Territory” means worldwide, subject to modification pursuant to Section 1.7.

1.3 Grant-Back Licenses. The Company hereby grants to the University irrevocable, worldwide, non-exclusive, royalty-free license to make, have made, use, import, copy, display and prepare derivative works based on, and to permit other non-commercial entities to make, have made, use, import, copy, display and prepare derivative works based on, the Assigned IP for educational and research purposes, including, without limitation, the new research the University is proposing to conduct in its GIV Center. Subject to the limitations on the foregoing license, the University further reserves the right to perform pilot or demonstration projects in the Territory with up to five hundred (500) vehicles owned by the University or other non-commercial entities.

1.4 No Additional Rights. Except for the Assignment, no other assignment, rights or licenses are granted by the University.

1.5 United States Government Rights. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The Assignment is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property, must be substantially manufactured in the United States.

1.6 Assignment of Current Non-Exclusive Licenses. Concurrent with the execution and delivery of this Agreement, the University hereby assigns to Company all rights, and Company hereby assumes all liabilities and obligations (in each case, arising after the Effective Date as a result of Company’s use of Assigned IP), under the following non-exclusive licenses entered into by the University respecting the Assigned IP (collectively, the “Assigned Non-Exclusive Licenses”):

(a) License Agreement, dated November 18, 2009, by and between the University and AutoPort, Inc., a Delaware corporation; and

(b) License Agreement, dated September 1, 2012, by and between the University and AC Propulsion, Inc., a California corporation, as amended by that certain Amendment to License Agreement, dated October 23, 2014.

1.7 Required Licenses. In the event that the University notifies Company in writing of a bona fide third party’s interest in a country or region in which the Patent Rights are then valid and effective (an “Unaddressed Territory”) and in which both Company and its licensees are not generating sales or otherwise exploiting the Patent Rights (including by making, having made, importing, copying, displaying, or commercializing Products and Services, collectively “Commercialization”) at the time of said notice, Company will respond to the University in writing within sixty (60) days of receipt of such notice to inform the University whether: (i) Company intends to pursue the Unaddressed Territory and, within ninety (90) days of such response, Company will provide a commercially reasonable Development Plan addressing Company’s good faith intention to actively pursue Commercialization in such country or region within a reasonable amount of time; (ii) Company intends to enter into a license agreement with an identified third party in such country or region; or (iii) Company does not elect either (i) or (ii). If Company responds that Company will not elect either (i) or (ii), or if Company fails to respond, then Company will be deemed to have given to the University an exclusive [***] license, with the right to sublicense, to exploit the Patent Rights in the Unaddressed Territory [***].

2. DILIGENCE AND OTHER COVENANTS

2.1 [***]

2.2 Company’s Efforts. Company will use commercially reasonable efforts to develop, commercialize, market and sell Products and Services in the Territory in a manner consistent with the current Development Plan. Additionally, Company will cooperate with the University to fulfill any on-going reporting obligations that the University has to the United States government, including, without limitation, the DOE.

2.3 US DOE Requirements. In accordance with the DOE Correspondence, Company:

(a) accepts the terms and conditions of the original DOE award (DE-FC26-08NT-01905), a copy of which is attached hereto as Exhibit D, to the University with regard to the certain of the Assigned IP, and agrees to be bound thereby as if it were the original recipient thereof; and

(b) [***]

3. FEES AND ROYALTIES

3.1 Initiation Fee. In partial consideration of the Assignment, Company will pay to the University on the Effective Date an initiation fee of [***] by wire transfer or other immediate available funds.

3.2 Equity Issuance. In partial consideration for the Assignment, on or about the Effective Date, Company will issue to the University such number of shares of Common Stock of Company equal to [***], at the price per share equal to [***]. The foregoing issuance of equity to the University is pursuant to the Common Stock Issuance Agreement between Company and the University attached as Exhibit E (the “Equity Document”).

3.3 Related Definitions.

(a) [***]

(b) “Quarter” means each three-month period beginning on January 1, April 1, July 1 and October 1.

3.4 Milestone Payments. In partial consideration of the Assignment, Company will pay to the University the applicable milestone payment listed in the table below with respect to the Quarter during which each milestone event is achieved. In the event more than one milestone event is met in a Quarter, milestone payment amounts respecting such milestone events will be aggregated for such Quarter and paid to the University.

MILESTONE EVENT:	MILESTONE PAYMENT AMOUNT
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Notwithstanding anything herein to the contrary, the parties acknowledge that each milestone payment shall only be paid once and that the maximum milestone payments payable by Company to the University with respect to [***] shall not exceed $7,500,000 in the aggregate.

4. REPORTS AND PAYMENTS

4.1 Milestone Reports. Within [***] after the end of each Quarter following the first [***], Company will deliver to the University a report, certified by an officer of Company, detailing the calculation of all milestone payments due to the University for such Quarter. The report will include, at a minimum, the following information for the Quarter, each listed by product or service, by country: (a) the number of [***]; and (b) the milestone payments owed to the University. Each milestone report will be substantially in the form of the sample report attached as Exhibit F.

4.2 Payments. Company will pay all milestone payments due to the University under Section 3.4 within [***] after the end of the Quarter in which the milestone payments accrued.

4.3 Records. Company will maintain, and will cause its Affiliates to maintain, complete and accurate books, records and any related background information as may be necessary to verify [***], and the milestone payments due or paid under this Agreement when applicable (the “Books and Records”), as well as the various computations reported under Section 4.1. The records for each Quarter will be maintained for at least five (5) years after submission of the applicable report required under Section 4.1.

4.4 [***]

4.5 Information Rights. The University will have information rights that are consistent with the applicable securities laws. Specifically, until the closing of Company’s initial public offering, Company will provide to the University, at least as frequently as the following reports are distributed to the board of directors or management of Company, copies of all business plans, projections and financial statements for Company that are distributed to the board of directors or management of Company. After the closing of Company’s initial public offering, Company will provide to the University, promptly after filing, a copy of each annual report, proxy statement, 10-K, 10-Q and other material report filed with the United States Securities and Exchange Commission. Additionally, in the event of a change of control of Company (whether by sale of assets or stock of Company, merger or otherwise) to an unrelated third-party, at Company’s written request, the University agrees to renegotiate with such third-party the provisions of this Section 4.5 in good faith taking into consideration the reporting obligations of the University to the DOE and any other governmental entities and the role of the Products and Services within the third-party.

4.6 Place of Payment. All payments by Company are payable to “University of Delaware” and will be made to the following addresses:

By Check:

University of Delaware
Office of Economic Innovation & Partnerships
One Innovative Way, Suite 500
Newark, DE 19711
Attn: Financial Analyst

Or:

By Wire Transfer:

Transfer funds to:	M & T Banks Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-0001 ABA #031100092

For credit to:	University of Delaware General Operating

Account Number:	1034-8250

Attention:	Cashiers Office (302)831-8102

Reference:	Office of Economic Innovation & Partnerships Attn: Financial Analyst Re: IP Acquisition Agreement Payment

SWIFT code:	WITCUS33 SWIFT/BIC CODE FOR INTERNATIONAL WIRES *MUST SEND USD

4.7 Interest. All amounts that are not paid by Company when due will accrue interest from the date due until paid at a rate equal to one percent (1.0%) per month (or the maximum allowed by law, if less).

5. CONFIDENTIALITY AND USE OF THE UNIVERSITY’S NAME

5.1 Confidentiality Agreement. The Confidentiality Agreement, dated October 31, 2017, between the University and Company, a copy of which is attached hereto as Exhibit G, (the “Confidentiality Agreement”), will govern the protection of confidential information under this Agreement, and each Affiliate of Company will be bound to Company’s obligations under such agreements.

5.2 Other Confidential Matters. The University is not obligated to accept any confidential information from Company, except for the reports required by Sections 2.1, 4.1, 4.4 and 4.5. The University, acting through its Office of Economic Innovation & Partnerships and finance offices, will use reasonable efforts not to disclose to any third party outside of the University any confidential information of Company contained in those reports, for so long as such information remains confidential. The University bears no institutional responsibility for maintaining the confidentiality of any other information of Company. Company may elect to enter into confidentiality agreements with individual investigators at the University that comply with the University’s internal policies.

5.3 Use of the University’s Name. Except as specifically permitted under this Agreement to notify the United States Patent and Trademark Office (and corresponding foreign offices) of the Assignment, Company and its Affiliates, licensees, employees, and agents may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of the University or any the University college, organization, employee, student or representative, without the prior written consent of the University.

6. TERM AND TERMINATION

6.1 Term. This Agreement will commence on Effective Date and terminate upon the later of (a) payment by the Company to the University of all applicable milestone payments, and (b) the expiration or invalidation of the last to expire or be invalidated of the Patent Rights (as the case may be, the “Term”).

6.2 Early Termination by the University. The University may terminate this Agreement if Company or its Affiliate material breaches Section 1.3, 1.5, 1.7, 2.2, 2.3, 7.2 or 12.5 and does not cure the breach within forty-five (45) days after written notice thereof.

6.3 Effect of Termination. Upon the termination of this Agreement by University pursuant to Section 6.2: (a) Company shall promptly assign back to the University the Assigned IP and the Assigned Non-Exclusive Licenses; (b) Company and all its Affiliates and licensees will cease all making, having made, using, importing, offering for sale and selling all Products and Services; (c) Company will pay to the University all amounts, including accrued interest, owed to the University under this Agreement through the date of termination; (d) Company will return to the University all confidential information of the University; and (e) all duties of the University and all rights (but not duties) of Company under this Agreement immediately terminate without further action required by either the University or Company.

6.4 Survival. Company’s obligation to pay all amounts, including accrued interest, owed to the University under this Agreement will survive the termination of this Agreement for any reason. Sections 12.9 and 12.10 and Articles 4, 5, 6, 9, 10, and 11 will survive the termination of this Agreement for any reason in accordance with their respective terms.

7. MAINTENANCE AND REIMBURSEMENT

7.1 Prosecution. The Company shall be solely responsible for the preparation, prosecution and maintenance of the Assigned IP and the selection of patent counsel at its sole cost and expense.

7.2 No Abandonment of Assigned IP. Notwithstanding Section 7.1, Company shall have the right to discontinue paying patent costs associated with, or to discontinue prosecution and maintenance of, any of the Assigned IP (the “Unwanted IP”); provided, if such discontinuance occurs during the Term, Company shall first offer to assigned the Unwanted IP to University at no cost at least ninety (90) days prior to the date upon which any failure to pay such costs or take such action, as the case made be, would result in the abandonment of the Unwanted IP. Should the University decline such offer, Company shall thereafter have the right to abandon the Unwanted IP and terminate the Grant-back Licenses with respect to the Unwanted IP. Should the University accept such offer, Company shall, without further consideration from the University, assign to the University all right, title and interest in and to such Unwanted IP, and any and all licenses theretofore granted by Company with respect to the Unwanted IP shall be terminated.

7.3 Reimbursement. On the Effective Date, Company will reimburse the University for unreimbursed patent, copyright and legal expenses with respect to prosecution of the Assigned IP incurred by the University prior to the Effective Date, in an amount equal to $240,580.89.

8. INFRINGEMENT

8.1 Company’s Responsibility. Company will be solely responsible for any infringement or other similar actions respecting the Assigned IP at its sole cost and expense.

9. DISCLAIMER OF WARRANTIES

9.1 Disclaimer. THE ASSIGNED IP AND THE ASSIGNED NON-EXCLUSIVE LICENSES ARE PROVIDED ON AN “AS IS” BASIS. THE UNIVERSITY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, NON INFRINGEMENT OR TITLE.

10. LIMITATION OF LIABILITY

10.1 Limitation of Liability. THE UNIVERSITY WILL NOT BE LIABLE TO COMPANY, ITS AFFILIATES, LICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY WITH RESPECT TO ANY CLAIM: ARISING FROM COMPANY’S USE OF THE ASSIGNED IP, COMPANY’S OBLIGATIONS UNDER THE ASSIGNED NON-EXCLUSIVE LICENSES, OR ANY PRODUCTS AND SERVICES; ARISING FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE OR SALE OF PRODUCTS AND SERVICES; OR FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

11. INDEMNIFICATION

11.1 Indemnification. Company will defend, indemnify, and hold harmless each Indemnified Party from and against any and all Liabilities with respect to an Indemnification Event. The term “Indemnified Party” means each of the University and its subsidiaries, trustees, officers, faculty, students, employees, contractors and agents. The term “Liabilities” means all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including, but not limited to, court costs, interest and reasonable fees of attorneys, accountants and other experts) that are incurred by an Indemnified Party or awarded or otherwise required to be paid to third parties by an Indemnified Party. The term “Claim” means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims or demands. The term “Indemnification Event” means any Claim against one or more Indemnified Parties arising out of or resulting from:

(a) the development, testing, use, manufacture, promotion, sale or other disposition of any of the Assigned IP or Products and Services by Company, its Affiliates, licensees, assignees or vendors or third parties, including, but not limited to, (i) any product liability or other Claim of any kind related to use by a third party of Products and Services, (ii) any Claim by a third party that the practice of any of the Assigned IP, or the design, composition, manufacture, use, sale or other disposition of any Products and Services infringes or violates any patent, copyright, trade secret, trademark or other intellectual property right of such third party, and (iii) any Claim by a third party relating to pilot programs or studies for Products and Services;

(b) any material breach of this Agreement by Company or its Affiliates or licensees; and

(c) the enforcement of this Article 11 by any Indemnified Party.

11.2 Reimbursement of Costs. Company will pay directly all Liabilities incurred for defense or negotiation of any Claim or will reimburse the University for all documented Liabilities incident to the defense or negotiation of any Claim within thirty (30) days after Company’s receipt of invoices for such fees, expenses and charges.

11.3 Control of Litigation. Company controls any litigation or potential litigation involving the defense of any Claim, including the selection of counsel, with input from the University. The University reserves the right to protect its interest in defending against any Claim by selecting its own counsel, with any attorneys’ fees and litigation expenses paid for by Company, pursuant to Sections 11.1 and 11.2.

11.4 Other Provisions. Company will not settle or compromise any Claim giving rise to Liabilities in any manner that imposes any restrictions or obligations on the University or grants any rights to the Patent Rights or the Products and Services without the University’s prior written consent. If Company fails or declines to assume the defense of any Claim within thirty (30) days after notice of the Claim, or fails to reimburse an Indemnified Party for any Liabilities pursuant to Sections 11.1 and 11.2 within the thirty (30) day time period set forth in Section 11.2, then the University may assume the defense of such Claim for the account and at the risk of Company, and any Liabilities related to such Claim will be conclusively deemed a liability of Company. The indemnification rights of the Indemnified Parties under this Article 11 are in addition to all other rights that an Indemnified Party may have at law, in equity or otherwise.

12. ADDITIONAL PROVISIONS

12.1 Termination of Prior Licenses. The parties hereto agree that this Agreement shall supersede the terms of the Prior Licenses. Accordingly, upon the execution and delivery of this Agreement, the Prior Licenses are hereby terminated, including, without limitation, all terms thereof which are indicated to survive termination.

12.2 Independent Contractors. The parties are independent contractors. Nothing contained in this Agreement is intended to create an agency, partnership or joint venture between the parties. At no time will either party make commitments or incur any charges or expenses for or on behalf of the other party.

12.3 Compliance with Laws. Each party must comply with all prevailing laws, rules and regulations that apply to its activities or obligations under this Agreement. For example, each party will comply with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the applicable agency of the United States government and/or written assurances by Company that Company will not export data or commodities to certain foreign countries without prior approval of the agency. The University does not represent that no license is required, or that, if required, the license will issue.

12.4 Modification, Waiver & Remedies. This Agreement may only be modified by a written amendment that is executed by an authorized representative of each party. Any waiver must be express and in writing. No waiver by either party of a breach by the other party will constitute a waiver of any different or succeeding breach. Unless otherwise specified, all remedies are cumulative.

12.5 Assignment & Hypothecation. Company may not assign this Agreement or any part of it, either directly or by merger or operation of law, without the prior written consent of the University. The University will not unreasonably withhold or delay its consent, provided that: (a) at least thirty (30) days before the proposed transaction, Company gives the University written notice and such background information as may be reasonably necessary to enable the University to give an informed consent; (b) the assignee agrees in writing to be legally bound by this Agreement, including, but not limited to, Sections 1.5, 2.2 and 2.3, and to deliver to the University an updated Development Plan within forty-five (45) days after the closing of the proposed transaction; (c) Company provides the University with a copy of assignee’s undertaking; and (d) the assignment in compliance with the terms of this Agreement, including, without limitation, this Section 12.5, Sections 1.3, 1.5, 1.7, 2.2, 2.3, 3.4 and 7.2 and Articles 9, 10 and 11. Any permitted assignment will not relieve Company of responsibility for performance of any obligation of Company that has accrued at the time of the assignment. Company will not grant a security interest in the Assigned IP or this Agreement during the Term. Any prohibited assignment or security interest in contravention of this Section 12.5 will be null and void.

12.6 Notices. Any notice or other required communication (each, a “Notice”) must be in writing, addressed to the party’s respective Notice Address listed on the signature page, and delivered: (a) personally; (b) by certified mail, postage prepaid, return receipt requested; or (c) by recognized overnight courier service, charges prepaid. A Notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; or if sent via courier, one (1) business day after deposit with the courier service.

12.7 Severability & Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions of this Agreement will remain in full force and effect. Such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the parties’ original intent.

12.8 Headings & Counterparts. The headings of the articles and sections included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counterparts, all of which taken together will constitute the same instrument.

12.9 Governing Law. This Agreement will be governed in accordance with the laws of the State of Delaware, without giving effect to the conflict of law provisions of any jurisdiction.

12.10 Dispute Resolution. If a dispute arises between the parties concerning any right or duty under this Agreement, then the parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the parties are unable to resolve the dispute amicably within forty-five (45) days, then the parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the District of Delaware with respect to all disputes arising under this Agreement.

12.11 Integration. This Agreement with its Exhibits, the Equity Documents, and the Confidentiality Agreement, contain the entire agreement between the parties with respect to the Assigned IP and supersede all other oral or written representations, statements, or agreements with respect to such subject matter, including but not limited to the Prior Licenses and the term sheet between the parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Each party has caused this Agreement to be executed by its duly authorized representative.

UNIVERSITY OF DELAWARE		NUVVE CORPORATION

By:	/s/ David S. Weir	By:	/s/ Gregory Poilasne
Name:	David S. Weir, Ph.D.	Name:	Gregory Poilasne
Title:	Director, OEIP	Title:	Chief Executive Officer

Address:	University of Delaware	Address:	Nuvve Corporation
	Office of Economic Innovation & Partnerships		2869 Historic Decatur Rd
	One Innovative Way, Suite 500		San Diego, CA 92106
	Newark, DE 19711		Attn: President
Attn: Director, Technology Transfer Center

[Signature Page to IP Acquisition Agreement]

[***]